Exhibit 10.1
Execution Copy
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is hereby entered into effective as of May 19, 2008, between DynCorp International LLC, a Delaware limited liability company (the “Company”), and William L. Ballhaus (“Executive”).
In consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Employment.
1.1. Title and Duties. During the Term (as hereinafter defined) of this Agreement, and subject to the terms and conditions set forth herein, the Company agrees to employ Executive as its President and Chief Executive Officer reporting directly to the Chairman of the Board of Directors of DynCorp International Inc. (the “Board”), the Company’s parent company. The Executive shall have such authority and responsibilities as are customarily performed by chief executive officers of businesses similar to those of the Company or as may be specified from time to time by the Board.
1.2. Election to Office. During the Term of this Agreement, the Company shall use its reasonable efforts to cause the Executive to be nominated as a member of the Board.
1.3. Fulfillment of Duties. During the Term of this Agreement, Executive shall (i) devote his full business time and best efforts to the performance of his services hereunder, excluding vacation periods and periods of illness or incapacity, and (ii) perform his services hereunder faithfully, diligently and to the best of his skill and ability.
1.4. Location. During the Term of this Agreement, Executive will perform his duties and services in the greater Washington, D.C. metropolitan area and Executive agrees to make such business trips to the Company’s other locations as may be reasonable and necessary in the performance of his services hereunder.
2. Compensation and Benefits.
2.1. Salary. In consideration of and as compensation for the services agreed to be performed by Executive hereunder, the Company agrees to pay Executive during the Term of this Agreement a base annual salary (the “Base Salary”) of not less than $650,000 per year, less standard deductions and withholdings, payable bi- monthly in accordance with the Company’s regular payroll practices. The Company will review Executive’s Base Salary and other compensation from time to time during the Term of this Agreement and, at the recommendation of the Compensation Committee (the “Committee”) of the Board, may increase his Base Salary or other compensation from time to time. Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligation of the Company hereunder and, once established at an increased rate, Executive’s Base Salary hereunder shall not be reduced, except in connection with an across the board salary reduction for all executives.

2.2. Incentive Compensation. During the Term of this Agreement, the Executive shall be eligible to receive an annual bonus (“Bonus”) pursuant to the terms of the DynCorp International LLC Executive Incentive Plan (the “Executive Incentive Plan”) or any successor plan. The Executive’s target bonus shall be 100% of his Base Salary (“Target Bonus”), with the actual amount of each Bonus being determined by the Board or the Committee in accordance with the terms of the Executive Incentive Plan. The Bonus shall be paid no later than June 15th of the year following the year in which such compensation is awarded. Notwithstanding the foregoing, the Executive’s Bonus for the fiscal year 2009 shall be no less than $625,000 (the “Guaranteed Bonus”) provided he continues to be employed by the Company at the time of the Bonus payout.
2.3. Signing Bonus. The Executive shall receive a one-time signing bonus (“Signing Bonus”) in the amount of $350,000 payable on September 30, 2008, provided the Executive continues to be employed by the Company on September 30, 2008.
2.4. Equity. During the Term of this Agreement, the Executive shall be eligible to participate in the DynCorp International 2007 Omnibus Incentive Plan (“OIP”) or any successor plan. The Executive shall receive a grant of 100,000 restricted stock units (“RSUs”), subject to the terms and conditions of the OIP. Fifty percent (50%) of the RSUs shall vest with respect to one-third of the award on the first anniversary of the Commencement Date (as defined in Section 3.1) and with respect to an additional one-third on each of the next two anniversaries of the Commencement Date thereafter, subject to the Executive’s continued employment with the Company. The remaining fifty percent (50%) of the RSUs shall be earned at the end of fiscal year 2009 upon the achievement of performance goals established by the Committee for the fiscal year 2009, and if earned, shall vest with respect to one-third of the award on the first anniversary of the Commencement Date and with respect to an additional one-third on each of the next two anniversaries of the Commencement Date thereafter, subject to the Executive’s continued employment with the Company. If the performance goals are not achieved, the Executive shall forfeit his rights in such RSUs. It is the intent of the Company to provide the Executive with annual grants during the Term that are at least equivalent in value to the 100,000 RSUs referred to above; provided, however, that any future grants will be subject to the achievement of performance goals established by the Board or the Committee and the grant of any awards shall be determined by the Board or the Committee in its sole discretion; further provided, that nothing contained in this Section 2.4 shall create any obligation on the part of the Company to make any such future grants to the Executive.

In the event of a Change in Control (as defined below), any outstanding and unvested RSUs (other than RSUs that have not been earned or vested because performance conditions have not been achieved) shall fully and immediately vest. “Change in Control” shall mean (x) the acquisition by any person or group of persons (as defined in Section 13(d) of the Securities Exchange Act of 1934), other than by The Veritas Capital Fund II, L.P., or any affiliates thereof of 51% or more of either (i) the then outstanding common shares of DynCorp International Inc. or (ii) the combined voting power of the outstanding voting securities of DynCorp International Inc. entitled to vote generally in the election of the Board, whether by acquisition, consolidation, merger or otherwise; (y) individuals who, as of the Commencement Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of DynCorp International Inc. subsequent to the Commencement Date whose election, or nomination for election by DynCorp International Inc. stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board or any committee of the Board, shall be deemed a member of the Incumbent Board; or (z) the sale of all or substantially all of the assets of the Company.
2.5. Other Benefits. During the Term of this Agreement, Executive shall be entitled to participate in all of the applicable employee benefit plans, programs and/or arrangements of the Company which may be available to the other senior executives of the Company on the same terms as such other executives.
3. Term.
3.1. Term. The Term of employment under this Agreement means the period that commenced on May 19, 2008 (the “Commencement Date”) and expiring at midnight on May 18, 2011; provided, that this Agreement will automatically renew for additional periods of one (1) year each commencing on May 19 of each successive year following the initial Term unless written notice of intent not to renew is delivered by the Company or the Executive to the other party at least 90 days prior to the effective date of any renewal hereof.
3.2. Termination of Employment
Executive’s employment with the Company may be terminated under the following conditions:
3.2.1. Retirement, Resignation without Good Cause, Death or Disability. Executive’s employment with the Company shall terminate effective upon the date of Executive’s Retirement from the Company (as defined in Section 5.4), resignation from the Company without Good Cause, death or “Complete Disability” (as defined in Section 5.1).

3.2.2. For Cause. The Company may terminate Executive’s employment under this Agreement for Cause (as defined in Section 5.2) by delivery of written notice to Executive specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 3.2.2 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 8.4 below.
3.2.3. Without Cause. The Company may terminate Executive’s employment under this Agreement at any time and for any reason by delivery of written notice of such termination to Executive. Any notice of termination given pursuant to this Section 3.2.3 shall take effect as of the date specified in such written notice.
3.2.4 Termination due to the Expiration of the Term. Executive’s employment with the Company shall terminate effective upon the last day of the Term, to the extent that either the Executive or the Company elects not to renew the Term pursuant to Section 3.1.
3.2.5. Termination by Executive for Good Cause. Executive may terminate Executive’s employment with the Company for Good Cause (as defined in Section 5.3) upon thirty (30) days written notice to the Company.
3.2.6. Termination by Mutual Agreement of the Parties. Executive’s employment pursuant to this Agreement may be terminated at any time upon the mutual written agreement of the parties. Any such termination of employment shall have the consequences specified in such mutual agreement.
3.2.7. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

4. Compensation upon Termination.
4.1. Retirement, Death or Complete Disability. If Executive’s employment is terminated by his Retirement, death or Complete Disability, the Company shall pay to the Executive (or his heirs or legal representative), within 30 days following termination of employment, Executive’s accrued but unpaid Base Salary to the day of termination and any employee benefits that the Executive is entitled to receive pursuant to the employee benefit plans of the Company and its subsidiaries in accordance with the terms of such employee benefit plans. In addition, upon Executive’s (or his heirs or legal representative) furnishing to the Company an executed waiver and release of claims (a form of which is attached hereto as Exhibit A, which will be revised for signature by Executive’s heirs or legal representative if applicable), which is not revoked, the Company shall pay to the Executive (or his heirs or legal representative), within 30 days following termination of employment, a pro rated portion of Executive’s Bonus that would be payable to the Executive based on projected Company performance through the termination date, less standard deductions and withholdings.
4.2. Termination for Cause by the Company, Resignation by Executive, or Nonrenewal of the Term. If Executive’s employment is terminated by the Company for Cause, if Executive resigns other than for Good Cause, or either the Executive or the Company elects not to renew the Term pursuant to Section 3.1, the Company shall pay, within 30 days following termination of employment, Executive’s accrued but unpaid Base Salary to the day of termination and any employee benefits that the Executive is entitled to receive pursuant to the employee benefit plans of the Company and its subsidiaries in accordance with the terms of such employee benefit plans. In addition, if the Term expires and the Executive’s employment terminates at the election of the Company pursuant to Section 3.1, the Executive shall receive the following:
4.2.1. A payment equivalent to the sum of: (x) the Executive’s Base Salary plus (y) the average of (A) the Bonus earned by the Executive for the fiscal year prior to the year of such termination and (B) the Executive’s Target Bonus, payable in two equal installments. The first payment shall be made on the first payroll date that is six (6) months following the Executive’s termination of employment due to the expiration of the Term at the election of the Company pursuant Section 3.1 and the second payment shall be made on the first payroll date that is twelve (12) months following such termination.
4.2.2. A payment equal to the Executive’s Bonus, if any, that would have been paid during the 90 days following such termination of employment if the Executive’s employment had continued during such 90 days, payable when such Bonus is paid to other executives of the Company.
4.2.3. Full vesting of any RSUs that would have vested during the 90 days following such termination of employment if the Executive’s employment had continued during such 90 days.

4.3. Termination without Cause by the Company or Termination by the Executive for Good Cause. If the Company terminates Executive’s employment without Cause (except under any circumstance in which Section 4.1 is applicable to Executive, in which case this Section 4.3 shall not apply), or if the Executive terminates this Agreement for Good Cause, the Company shall pay to the Executive, within 30 days following termination of employment, (x) Executive’s accrued but unpaid Base Salary to the day of termination and any employee benefits that the Executive is entitled to receive pursuant to the employee benefit plans of the Company and its subsidiaries in accordance with the terms of such employee benefit plans and (y) a pro rated portion of his Bonus that would be payable to the Executive based on projected Company performance through the termination date, less standard deductions and withholdings. In addition, upon Executive’s furnishing to the Company an executed copy of the waiver and release of claims (a form of which is attached hereto as Exhibit A), which is not revoked, Executive (or his heirs or legal representative) shall be entitled to a payment equivalent to two times (x) the Executive’s Base Salary plus (y) the average of (A) the Bonus earned by the Executive for the fiscal year prior to the year of such termination and (B) the Executive’s Target Bonus, or if such termination occurs during fiscal year 2009, the Executive’s Guaranteed Bonus, payable in two equal installments. The first payment shall be made on the first payroll date that is twelve (12) months following such termination, and the second payment shall be made on the first payroll date that is twenty-four (24) months following such termination.
5. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
5.1 Complete Disability. “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering executives of the Company then in force. In the event the Company has no policy of disability income insurance covering executives of the Company in force when Executive becomes disabled, the term “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing all of Executive’s usual services for the Company for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

5.2. For Cause. For “Cause” shall mean:
5.2.1. the willful and continued failure by Executive to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness, injury or disability), after a written demand for substantial performance is delivered to him by the Board that identifies, in reasonable detail, the manner in which the Board believes that Executive has not substantially performed his duties in good faith and the Executive fails to cure, if curable, within 30 days after receipt of such demand.
5.2.2. the willful engaging by Executive in conduct that causes material harm to the Company, monetarily or otherwise;
5.2.3. Executive’s conviction of a felony arising from conduct during the Term of this Agreement; or
5.2.4. Executive’s willful malfeasance or willful misconduct in connection with Executive’s material duties hereunder.
For purposes of this Subsection 5.2 no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or its shareholders.
5.3. Good Cause. “Good Cause” shall mean any of the following actions taken by the Company or any subsidiary that employs the Executive; provided that any such events described in this Section 5.3 shall constitute Good Cause only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Cause:
5.3.1. assignment of the Executive to duties that are materially inconsistent with his status as a senior executive or which represent a substantial diminution of his duties or responsibilities in the Company;
5.3.2. a reduction in Executive’s Base Salary, except in connection with an across-the-board salary reduction for all executives;
5.3.3. a failure by the Company to pay any of Executive’s compensation in accordance with this Agreement or Company policy;
5.3.4. change of Executive’s title; or
5.3.5. a failure to comply with the obligations of the Company under Sections 1.1 and 1.2 hereof, or the failure of a successor to the Company to confirm in writing within 5 business days of its succession its obligation to assume and perform all obligations of this Agreement.

5.4. Retirement. “Retirement” shall mean the voluntary retirement of the Executive from the Company (a) at or after age 62 or (b) at any time after the combination of the Executive’s age and service with the company or any predecessor or subsidiary equals or exceeds 75 years.
6. Restrictions and Obligations of the Executive
6.1. Confidentiality. Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period he is employed by the Company and for anytime thereafter, disclose Confidential Information (as defined below) to any person or entity for any reason or purpose whatsoever. Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. All such Confidential Information shall remain the exclusive property of the Company.
For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning the Company’s business or operations, plans, strategies, prospects or objectives; its sales, services, support and marketing plans, practices and operations; the prices, costs and details of its services or prospective services; the financial condition and results of its operations; information received from third parties under confidential conditions; the Company’s personnel and compensation policies; and means of gaining access to the Company’s computer data systems and related information. “Confidential Information” shall not include general knowledge based on Executive’s experience in the industry, information generally known in the industry, or information that is or becomes generally available to the public other than as a result of prohibited disclosure by the Executive.
6.2. Non-Solicitation. During the Term of this Agreement and for a period of twenty-four (24) months following the termination of the Executive’s employment for any reason, the Executive shall not directly or indirectly (a) solicit or attempt to solicit or induce, (x) any party who is a customer of the Company or its subsidiaries, who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates or who is a prospective customer that has been identified and targeted by the Company or its subsidiaries as of the date the Executive’s employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries (provided that if the Executive intends to solicit any such party for any other purpose, he shall notify the Company of such intention), or (y) any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or (b) solicit or attempt to solicit any employee of the Company or any of its subsidiaries (a “Current Employee”) or any person who was an employee of the Company or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Executive’s employment terminates (a “Former Employee”) to terminate such employee’s employment relationship with the Company or its subsidiaries in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity or hire any employee or Former Employee.
6.3. Non-Competition. During the Term of this Agreement and for a period of: (x) twenty-four (24) months following the termination of the Executive’s employment for any reason other than due to the expiration of the Term at the election of the Company pursuant 3.1; or (y) twelve (12) months following the Executive’s termination of employment due to the expiration of the Term at the election of the Company pursuant 3.1, the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that is engaged in the government services business that is competing for Major Contracts (as defined below) held by the Company or its affiliates or are being bid on, at the time of the Executive’s termination of employment. Major Contracts shall mean any contract with potential revenue of not less than $100 million per year. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).
6.4. Non-Disparagement. The Executive agrees that he will not at any time (whether during or after the Term of this Agreement) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, its parent, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. The Company agrees to instruct its executive officers and directors to refrain from publishing or communicating to any person or entity any Disparaging remarks, comments or statements concerning the Executive at any time (whether during or after the Term), provided that, nothing in this Section 6.4 shall prevent the Company from (a) responding in a truthful manner to inquiries regarding Executive’s employment or the termination thereof, from investors, regulators, the Company’s auditors or insurers, or as otherwise may be required by applicable law, rules or regulations, or (b) disclosing information concerning the Executive or the termination of Executive’s employment to officers of the Company or its affiliates who, at the discretion of the Company, should know such information. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.
7. Additional Payment. In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company or otherwise for the benefit of Executive (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended and any successor or comparable provision, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment as set forth in Exhibit B. Such payment shall be made by the end of the Executive’s taxable year following the taxable year in which the Executive remits the related taxes.
8. Miscellaneous.
8.1 Indemnification. The Company agrees at all times during the Term of this Agreement and thereafter, to indemnify, defend and hold the Executive, his heirs, estate and legal representatives harmless from, any and all claims, liabilities, demands, allegations, causes of action, or other threats, related to or in any way arising out of, the services provided by the Executive under this Agreement or at the request of the Company, including the Executive’s services as a member of the Board; provided, however, that this indemnification shall not apply to acts or omissions that are the result of conduct that would preclude the Executive from receiving indemnification under Section 145 of the Delaware General Corporation Law in effect from time to time. Upon receipt of notice of the assertion of any such claim, liability, demand, allegation, cause of action or other threat, the Company shall pay the Executive the cost of his defense by a counsel mutually acceptable to the Company and Executive, and shall be responsible for the full payment of any judgment including damages or penalties, including punitive damages or penalties, that may be assessed or payable as a result of a settlement to which the Company and the Executive consent, including the deductible portion of any loss covered by Director and Officer Liability Insurance. Nothing herein shall limit the rights of the Executive to the protections afforded by the Directors and Officers Liability Insurance as in effect from time to time.

8.2. Executive Representations. Executive represents to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound and (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity that would prohibit the Executive from performing his duties under this Agreement.
8.3. Compliance with Company Policies. During the Term of this Agreement, the Executive shall at all times comply with all applicable Company policies and procedures, including the Company’s Standards of Business Conduct.
8.4. Notices. Any written notice, required or permitted under this Agreement, shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier. Written notices must be delivered to the receiving party at his or its address on the signature page of this Agreement. The parties may change the address at which written notices are to be received in accordance with this section.
8.5. Assignment. Executive may not assign, transfer, or delegate his rights or obligations hereunder and any attempt to do so shall be void. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and the term “Company” as used herein shall include such successors and assigns to the extent applicable.
8.6. Entire Agreement. This Agreement, including Exhibit A and Exhibit B contains the entire agreement of the parties with respect to the subject matter hereof, and all other prior agreements, written or oral, are hereby superseded and are of no further force or effect including, without limitation, the letter from the Company dated April 23, 2008. This Agreement may be modified or amended only by a written agreement that is signed by the Company and Executive. No waiver of any section or provision of this Agreement will be valid unless such waiver is in writing and signed by the party against whom enforcement of the waiver is sought. The waiver by the Company of any section or provision of this Agreement shall not apply to any subsequent breach of this Agreement. Captions to the various sections in this Agreement are for the convenience of the parties only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.
8.7. Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void, or invalid under applicable law such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void, or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

8.8. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
8.9. Applicable Law. This Agreement and the rights and obligations of the Company and Executive thereunder shall be governed by and construed and enforced under the laws of the State of New York without regard to New York’s conflict of laws rules.
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In Witness Whereof, the parties have executed this Agreement effective as of the date first above written.

DynCorp International LLC

	By:	/s/ Robert B. McKeon
Robert B. McKeon

DynCorp International
Attn: Chairman, Board of Directors
3190 Fairview Park Drive
Suite 700
Falls Church, VA 22042

with a copy to:		Schulte Roth & Zabel LLP
Attn: Benjamin M. Polk, Esq.
919 Third Avenue
New York, NY 10022

Executive

	By:	William L. Ballhaus
William L. Ballhaus

at:		23502 Lighthorse Court
Middleburg, VA 20117

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
In consideration of the payments and other benefits set forth in the Employment Agreement dated May 19, 2008 (the “Employment Agreement”), to which this form is attached, I, William L. Ballhaus, hereby furnish DynCorp International Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).
I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns affiliates and benefit plans, all of their past and present officers, directors, agents, and insurers, in all capacities, including individually (all of which organizations and persons are hereinafter collectively identified as the “Company Parties”), from any and all claims, demands, actions, indemnities, liabilities, or obligations of whatever kind and nature, which I may have had, may now have, or may hereafter claim to have through the date this Release and Waiver is executed, whether known or unknown, contingent or otherwise, at law or in equity, including, without limitation, any claim arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, all compensation and benefits relating to my employment (including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation); any claim of discrimination based on my race, color, religion, sex, national origin, or disability, if any; any claim that the Company Parties have violated any federal, state or local statute, regulation, or ordinance with respect to my employment or the cessation thereof, including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Employee Retirement Income Security Act of 1974 and the Family and Medical Leave Act; any claim that the Company Parties have wrongfully terminated my employment or breached any oral, written, express, or implied employment agreement; any claim that the Company Parties have intentionally or negligently inflicted emotional distress, mental anguish or humiliation on me; any claim of the breach of any implied covenant of good faith and fair dealing; any claim of damages, monetary or other personal relief, and/or attorney’s fees in any administrative and/or judicial proceeding initiated by me, by any third party on my behalf, or by any governmental authority prior to or following my execution of this Release and Waiver; any claim of libel, slander and/or defamation of character; any retaliation, “whistleblower,” or public policy claim; and any other claim of whatever kind not specifically identified in this Release and Waiver; provided, however, that this release does not extend to and will not release the Company from any of its obligations under the Employment Agreement.
I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an Executive of the Company. I further acknowledge that I have been advised, as required by the

Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney, at my expense, prior to executing this Release and Waiver (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I am entitled to revoke my consent to this Release and Waiver within seven (7) days following the execution of this Release by delivering written revocation notice to DynCorp International, 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042, Attention: Chairman of the Board of Directors and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired. If I timely revoke this Release and Waiver after signing it, this Release and Wavier will become null and void and the Company will have no obligation to provide me any of the consideration given for this Release and Waiver.

By:	/s/ William L. Ballhaus
William L. Ballhaus

EXHIBIT B
1. In the event it shall be determined that any Payment is subject to an Excise Tax, Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
2. All determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

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